Exhibit 10.1

July 15, 2008

Douglas C. Krah

1917 Parkmont Drive

Alamo, CA 94507

Dear Doug:

As a result of the Company’s decision to reduce its workforce based upon business needs, your employment will end as of July 15, 2008. The purpose of this letter is to set forth the terms and conditions for receiving separation pay and certain other benefits. In order to receive separation pay and these other benefits, you will need to sign this letter agreement and comply with all of its terms.

1.	Separation Pay. You will receive separation pay calculated as follows:

•

A single lump sum payment of $1,500,000.00 (one million five hundred thousand dollars), less applicable withholding, which represents compensation you would have received if you had been employed through the end of 2008 and earned your full potential bonus for the 2008 calendar year.

•

Your severance pay will be paid to you within five business days following the date this agreement becomes “effective” in accordance with the provisions described in section 7 of this letter agreement.

•	You will be paid all unused accrued vacation existing at the end of your employment.

2.	COBRA. The Company will pay COBRA premiums as follows:

•	Should you elect to continue your medical, dental and/or vision insurance coverage through COBRA, the Company will pay the premiums through December 31, 2009.

3.	AYCO. Your AYCO financial planning benefit will terminate as of the last day of your employment.

4.	Transition Services. You agree to remain available to Company management to consult and discuss any transitional issues related to your position through the end of 2008.

5.	Acceleration of Vesting of Outstanding Restricted Stock. The vesting of 15,118 shares of unvested restricted stock relating to previously earned performance share awards will be accelerated such that the termination of your employment will not result in the forfeiture of these shares.

6.	Release. You agree to release Standard Pacific Corp. and its respective affiliates (collectively, the “Company”), including their current and former owners, partners, directors, officers, employees and agents of each of them, from any and all claims or lawsuits (including, for example, any and all claims arising under state or federal equal employment laws, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, wrongful discharge claims, tort claims and contract claims) arising from or attributable to the Company’s employment of you, your termination or any other matter or event occurring on or prior to the date of your termination. This release specifically includes any claims for benefits that you may have under the December 1, 2006 Change of Control Agreement between you and the Company. By agreeing to this release, you do not waive any rights you may have to pursue unemployment or workers compensation benefits, nor are you waiving your rights to (a) file a charge or complaint, including a challenge to the validity of this release, with the Equal Employment Opportunity Commission (EEOC), (b) participate in an EEOC investigation or proceeding, (c) statutorily required indemnification under California Labor Code Section 2802 or any comparable provisions of other states’ laws or for indemnification under the January 1, 2004 Indemnification Agreement between you and the Company, or (d) any other benefits or claims that cannot be released as a matter of law. You also are not waiving any rights you may have to receive vested payments or benefits such as earned wages, vested vacation pay and 401(K). You should realize that this release waives any and all rights under California Civil Code Section 1542 or any analogous state or federal law and therefore, except as provided above, extends to all claims of every nature, known or unknown, suspected or unsuspected, that you may have against the Company as of the date of this Agreement, and that by signing this letter agreement you will be precluded from filing a claim or lawsuit against the Company for these reasons. Section 1542 of the California Civil Code reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known to him must have materially affected his settlement with the debtor.

7.	Confidentiality. You agree to keep our discussions, the terms of this letter and the end of your employment, and any claims alleged or which you believe could have been alleged by you against the Company confidential and further agree not to disclose such terms or claims to any persons. You also agree to maintain the confidentiality of all confidential information and any other information entrusted to you during your employment concerning Standard Pacific or its customers or vendors, except when disclosure is authorized by the Company or is legally mandated. Confidential information includes all information that may be of use to Standard Pacific’s competitors, or that could be harmful to the Company or its customers, if disclosed.

8.	Consult with an Attorney. By this letter, we are advising you to consult with an attorney prior to executing this letter agreement and entering into a release. You should discuss all aspects of this agreement with an attorney, if you so desire, and you should carefully read and understand all of the provisions of this agreement before signing it.

9.	Effectiveness. You are being given a copy of this letter on July 15, 2008. You will have up to 21 days to consider this agreement and to decide whether to sign it. If you do decide to sign it, then you will have the right to revoke this agreement within 7 days after signing it. The terms of this agreement shall not be effective or enforceable until that 7 day revocation period has expired. If it is your decision to sign this agreement, please do so where indicated below and return it to me, so that it is received no later than August 5, 2008.

Very truly yours, Standard Pacific Corp.

By:	/s/ Scott D. Stowell
Scott D. Stowell
Chief Operating Officer

ACCEPTANCE OF LETTER AGREEMENT

I have read the above letter agreement and have decided to accept separation pay and the other benefits set forth therein. I understand that in exchange for receiving separation pay and these other benefits, I will be bound by the covenants and releases contained in the letter agreement and will be waiving any rights I may have to bring any legal action against the Company, its affiliates and others.

Dated: July 16, 2008		/s/ Douglas C. Krah
	Signature:	Douglas C. Krah